March 22, 2010

Dear Wound Management Technologies Shareholder,

Wound Management Technologies has been working diligently to create the foundation to increase revenues and shareholder value. As the new President of WNDM, I wanted to give you an update on where we are and where we hope to be this year.

Our core subsidiary is Wound Care Innovations, LLC (WCI) and our primary focus is the distribution of its unique, patented collagen product (CellerateRX®) in the $3.2B worldwide advanced wound care market. This market is expanding quickly due to aging populations and the increase of diabetes around the globe – both of these factors contribute to more wounds that need treatment. Diabetic wounds are one of the most serious issues faced in health care today. Diabetes affects 24 million people in the US and 189 million people around the globe and up to 25% of them will develop a leg ulcer. Current industry estimates anticipate that 7.1% of the world population will have diabetes by 2025, a staggering 324 million people. We believe that CellerateRX is an ideal product to help this community and this has led to us also working on opening up international markets for the CellerateRX. [In the US, the CellerateRX patented advanced wound care products are FDA cleared for all acute and chronic wounds except 3rd degree burns. Similar approvals are required in other countries.]

In able to best market the CellerateRX products to physicians and health care providers in the US we needed evidence-based clinical studies to show their effectiveness. We have now completed several of these and you can see them on our newly revised www.CellerateRX.com website. We also recognized that we needed people directly and actively visiting physicians, wound care centers, nursing homes, home care agencies, hospitals and others to get wound care providers actively educated about CellerateRX so they understand its unique “activated nature” that makes it the only collagen on the market that provides the inherent active properties of collagen to the body immediately, thus “jump starting” the healing process. Coupled with its ease-of-use, its ability to work with other wound care products, and cost effectiveness, we believe CellerateRX is unparalleled in this market. Last fall we began actively training independent sales representatives so they can extend WCI’s reach to sell products. We are now beginning to see some results from that effort and we hope that they continue to be effective. In addition our staff is now working on a strategic extension of our internal sales efforts and they are drafting a plan for a WCI sales staff to complement the outside efforts in certain areas.

Part of our awareness efforts have been to participate in key wound care related industry trade shows and events. This has helped “get the CellerateRX word out” within the industry. This last week WCI exhibited again at the DFCon 10 Global Diabetic Foot Conference in Los Angeles and one of the evidence-based studies on CellerateRX, “Activated Collagen Accelerates Wound Repair and Modulates Cytokine Production in Whole Blood and PBMC Cultures” by Greg Pott, PhD, K. Scott Beard, PhD, Matthew Regulski, DPM, and Leland Shapiro, MD, was one of the accepted abstracts being presented at the conference. This conference had an expected attendance from the US wound care community and 42 foreign countries.

Wound Management Technologies, Inc.

Corporate Office: 777 Main Street, Suite 3100 s Fort Worth, Texas s76102 sUSA

(817) 820-7080 swww.wmgtech.com

This January we began shipping product to the Middle East as a result of an order from the Joint Venture we announced with A&Z Pharmaceutical. This one channel is expected to bring in $500,000 in sales this year through a Joint Venture in BioPharma Management Technologies, Inc., a WNDM subsidiary. We are also working on product registrations in Italy (for European distribution), Mexico, and Columbia, and have active conversations with prospective partners for distribution in many other countries.

While all of this has been emerging and unfolding, WNDM has also recognized that we need to have diversity in our portfolio to be successful. Last fall we acquired additional biotech technology and a US Patent issued in 2006 to commercialize products in resorbable bone wax and a bone wax delivery system (bone void fillers). As soon as capital permits, we will undergo the necessary process to file for FDA approvals to bring these products to market. Additionally, we acquired the intellectual property to create a new CellerateRX-based formula to target shingles pain reduction. As the year progresses we will update you on the progress of both of these new initiatives.

The other strategic decision we made was to acquire Secure eHealth, LLC and other eHealth technology assets from Virtual Health Technologies, Inc. This subsidiary has licenses to distribute secure, intelligent communications technology which we believe to be unique and critical to the healthcare technology sector – another sector with phenomenal growth potential in the US and beyond. Much of the tremendous focus on healthcare reform regardless of political affiliation revolves around the need for an increase in collaborative healthcare delivery and the key ingredient in achieving that is the ability for providers and ancillary care givers to openly but securely share patient information across a vast ocean of disparate systems. In addition, the government is aiding in the adoption efforts by providing healthcare providers access to an unprecedented amount of funding through the ARRA/HITECH initiatives. The combination of these two factors creates the perfect storm for success for a security solutions vendor with a vast understanding of the marketplace. Health Information Exchanges (HIEs), Health Information Networks (HINs), and other eHealth technology initiatives also need robust underlying security mechanisms to protect the confidentiality of patient information. The Secure eHealth envoiiHC™ and securesuiteHC™ products are HIPAA/ARRA compliant and provide secure and intelligent communications for healthcare entities to collaborate in a safe environment. The products have benefits that range from unique notification agents to advanced, end-to-end data encryption with encrypted data vaults. We believe that these are “the rails” that information should transport on. To help us properly align these products, Secure eHealth announced last month that it has engaged GSI Health as a consultant. GSI Health is led by LeRoy Jones, a former senior advisor to the National Coordinator for Health Information Technology. You can read about unfolding events for this subsidiary at www.secureehealth.com.

Wound Management Technologies, Inc.

Corporate Office: 777 Main Street, Suite 3100 s Fort Worth, Texas s76102 sUSA

(817) 820-7080 swww.wmgtech.com

As you can see, it is a busy time for WNDM. All of this growth and potential is an exciting time for us. But it also brings additional challenges as we must raise the necessary capital to support the sales efforts with inventory levels, marketing materials, and increased staffing needs. We believe this is our “time” to gain a cash flow positive position and “our time” to realize fruits from our efforts. To realize our vision we are working on obtaining a $2M - $3M strategic investment into the company via a private placement of debt and/or equity so that we can focus on the daily activities needed to realize our plans. You can keep an eye on our progress and efforts on the corporate website: www.wmgtech.com. We appreciate your faith in us and we are working hard to make our company successful for our investors.

Sincerely,

Deborah Jenkins Hutchinson

President

djenkins@wmgtech.com

Wound Management Technologies, Inc.

Corporate Office: 777 Main Street, Suite 3100 s Fort Worth, Texas s76102 sUSA

(817) 820-7080 swww.wmgtech.com